Exhibit 99.1

Radius Global Infrastructure Reports 2021 Financial Results

Revenue Growth of 48% YoY

NEW YORK – February 28, 2022 - Radius Global Infrastructure, Inc. (NASDAQ: RADI) (“Radius” or the “Company”), one of the largest owners and acquirors of real property interests and contractual rights underlying essential telecommunications digital infrastructure assets in 21 countries, today reported financial results for the quarter and year ended December 31, 2021.

Bill Berkman, Co-Chairman and CEO of Radius Global Infrastructure, commented:

“We are pleased to report record revenue of $103.6 million in 2021, up 48% from 2020, with gross profit increasing to $101.1 million in 2021, up 46% from 2020. Our exceptional team of originators helped us to acquire communication sites which generate $34.3 million of annual rent, resulting in a record $474.0 million in Acquisition Capex, or an initial yield of 6.6% on net growth spend, which includes origination selling, general and administrative expenses.

In the fourth quarter, we increased revenue by 44% year-over-year, and we grew Annualized In-Place Rents by 40% to a record $117.9 million. These high quality, primarily triple net and inflation-protected cash flow streams underlying mission-critical sites provide us with a powerful platform to execute our digital infrastructure ground lease aggregation strategy. Including capital raised from our January 2022 borrowings, we have approximately $880 million in cash, the vast majority of which is available to deploy for making additional site acquisitions that meet our disciplined underwriting criteria, which targets attractive risk-adjusted levered returns for our shareholders.”

QUARTERLY RESULTS

Revenue increased 44% to $29.0 million for the three months ended December 31, 2021, as compared to revenue of $20.1 million for the three months ended December 31, 2020.

Gross Profit rose 40% to $27.9 million in Q4 2021, as compared to gross profit of $19.9 million in the corresponding prior year period, while the Company generated a gross profit margin of approximately 96% in Q4 2021.

Annualized In-Place Rents increased to $117.9 million as of December 31, 2021, an increase of $33.8 million or 40% over the Annualized In-Place Rents of $84.1 million as of December 31, 2020.

FULL-YEAR RESULTS

Revenue increased 48% to $103.6 million for the year ended December 31, 2021, as compared to revenue of $69.8 million for the year ended December 31, 2020.

Gross Profit rose 46% to $101.1 million in the year ended December 31, 2021, as compared to gross profit of $69.1 million in the prior year.

Investments in Real Property Interests and Related Intangible Assets, as identified in the Company’s Consolidated Statements of Cash Flows, was $469.7 million and $180.7 million for the year ended December 31, 2021 and 2020, respectively. This represented an increase of $289.0 million, or 160%, for the year ended December 31, 2021 over the prior year.

Acquisition Capex was $474.0 million and $220.7 million for the year ended December 31, 2021 and 2020, respectively, or an increase of $253.3 million, or 115%, for the year ended December 31, 2021 over the prior year.

Please refer to the GAAP financial disclosures and reconciliations to non-GAAP financial measurement set forth below and in the Company’s Form 10-K for the year ended December 31, 2021. The Company pays for its acquisitions of real property interests either with a one-time payment at the time of acquisition or, under certain circumstances, with a combination of upfront payments and future contractually committed payments over a period of time, in each case pursuant to the individual acquisition agreement. In the Consolidated Statements of Cash Flows, the one-time and upfront cash payments are reported as Investments in Real Property Interests and Related Intangible Assets. The total cash spent and the commitment for future payments in any given period for the acquisition of real property interests, adjusted for changes in foreign currency, is our Acquisition Capex. Acquisition Capex is a non-GAAP metric, albeit one the Company believes is valuable to readers of the Company’s financial statements. Please refer to the table below for a full reconciliation of Acquisition Capex.

LIQUIDITY

As of December 31, 2021, Radius had $632.2 million of total cash and cash equivalents and restricted cash. Pro forma for the January 2022 financing transaction discussed below, the Company had approximately $880 million in total cash, cash equivalents, and restricted cash.

FINANCING TRANSACTIONS

The summary below presents significant financing activities that occurred in 2021. In aggregate, these transactions generated $1.2 billion in net proceeds for the Company.

•

In January 2022, Radius borrowed €225 million ($257.5 million as of the funding date) of the €750 million available under a new financing facility that the Company entered into in December 2021. The initial borrowing accrues interest at a fixed annual rate of approximately 3.2%, which will be payable quarterly and will mature in January 2030, at which time all outstanding principal amounts shall be repaid.

•

In December 2021, the Company received approximately $188.7 million of cash proceeds resulting from the cumulative exercises of approximately 49.2 million outstanding warrants, resulting in the issuance of 16.4 million shares of Class A Common stock. All outstanding unexercised warrants were subsequently redeemed by the Company, as the price of the Company’s Class A common stock met the $18.00 mandatory redemption threshold.

•

In December 2021, Radius borrowed €97.2 million and £33.7 million in loans under existing debt facilities that mature in October 2031, resulting in an increase in the Company’s outstanding debt of approximately $154.3 million. These borrowings accrue interest at a fixed annual rate of approximately 2.84% (for Euros) and 3.78% (for Pounds Sterling).

•	In September 2021, the Company issued $264.5 million aggregate principal amount of 2.5%

senior unsecured convertible notes. The notes are convertible by the holders into cash, shares of the Company’s Class A common stock, or a combination thereof, at the Company’s election. The Company used approximately $33.2 million of the net proceeds from the notes to pay the cost of capped call transactions that raised the effective conversion rate of the notes to $34.80 from $22.62, which is intended to limit potential dilution to Class A common stockholders.

•

In May 2021, Radius issued 14.3 million shares of Class A Common Stock to certain institutional investors at a purchase price of $13.95 per share for aggregate gross proceeds of $200.0 million. Total net offering proceeds were approximately $191.5 million after deducting placement agent fees and offering expenses.

•	In April 2021, the Company issued $75 million junior secured debt on its domestic rental streams with a 6% cash pay interest-only note that matures in April 2023.

•	In February 2021, Radius issued €77 million (or $94 million) junior secured debt on its global rental streams with a 3.9% cash pay interest and 1.75% paid-in-kind note that matures in November 2028.

OUTLOOK FOR 2022

Based on the current pipeline of investment opportunities, management anticipates that the recent pace of Acquisition Capex will be maintained for at least the next several quarters. Specifically, Radius is targeting the deployment of at least $400 million of Acquisition Capex during 2022 with the potential for some variability as a result of the timing of closing larger transactions.

CONFERENCE CALL INFORMATION

Management will host a webcast and conference call on Tuesday, March 1, 2022 at 8:30 A.M. Eastern Time to review the Company’s fourth quarter and full year 2021 financial results, discuss recent events and conduct a question-and-answer session.

The live webcast and supplemental materials with additional details regarding the Company’s operating results, financial position and investment portfolio will be available through the “News & Events” section of the Company’s website: https://www.radiusglobal.com/news-events/events-presentations. A replay of the webcast and access to the presentation slides will be available on the Company’s website.

Participants are advised to go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

For those unable to access the webcast, the conference call will be accessible domestically or internationally, by dialing 1-877-407-0789 or 1-201-689-8562, respectively. Upon dialing in, please request to join the Radius Global Infrastructure Fourth Quarter 2021 Earnings Conference Call. A telephonic replay can be accessed through March 15, 2022 by dialing 1-844-512-2921 (U.S. domestic) or 1-412-317-6671 (International), passcode 13725797.

About the Company

Radius Global Infrastructure, Inc. is one of the largest owners and acquirors of real property interests and contractual rights underlying essential telecommunications digital infrastructure assets in 21 countries. Radius is a multinational owner of a growing, diversified portfolio of primarily triple net rental streams from wireless operators and tower companies for properties underlying their mission-critical digital infrastructure. Radius’s proven lease origination engine drives attractive yields on capital invested and maintains a broad pipeline of acquisition opportunities.

For further information see https://www.radiusglobal.com.

FORWARD-LOOKING STATEMENTS AND DISCLAIMERS

Certain matters discussed in this press release, including the attachments, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, capital expenditures, results of operations, plans and objectives. In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, their negative or other variations or comparable terminology.

Forward-looking statements are subject to significant risks and uncertainties and are based on beliefs, assumptions and expectations based upon our historical performance and on our current plans, estimates and expectations in light of information available to us. Any forward-looking statement speaks only as of the date on which it is made. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Actual results may differ materially from those set forth in the forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Certain important factors that we think could cause our actual results to differ materially from those expressed in or contemplated by the forward-looking statements are summarized below, including the ongoing impact of the current outbreak of COVID-19 on the U.S., regional and global economies, the U.S. sustainable infrastructure market and the broader financial markets. The current outbreak of COVID-19 has also impacted, and is likely to continue to impact, directly or indirectly, many of the other important factors below and the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”) and in our subsequent filings under the Exchange Act. Other factors besides those listed could also adversely affect us. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In particular, it is difficult to fully assess the impact of COVID-19 at this time due to, among other factors, uncertainty regarding the severity and duration of the outbreak domestically and internationally, uncertainty regarding the effectiveness of federal, state and local governments’ efforts to contain the spread of COVID-19 and respond to its direct and indirect impact on the U.S. economy and economic activity, including the availability, distribution, acceptance and efficacy of vaccines (including boosters); and responses to new or mutated strains of COVID-19 (such as the delta and omicron variants) or a similar virus (including vaccine-resistant strains).

Important other factors that could cause our actual results to differ materially from those expressed in or contemplated by the forward-looking statements include, but are not limited to, the extent to which wireless carriers or tower companies consolidate their operations, exit the wireless communications business or share site infrastructure to a significant degree; the extent to which new technologies reduce demand for wireless infrastructure; competition for assets; whether the tenant leases for the wireless communication tower or antennae located on our real property interests are renewed with similar rates or at all; the extent of unexpected lease cancellations, given that substantially all of the tenant leases associated with our assets may be terminated upon limited notice by the wireless carrier or tower company and unexpected lease cancellations could materially impact cash flow from operations; economic, political, cultural and other risks to our operations outside the U.S., including risks associated with fluctuations in foreign currency exchange rates and local inflation rates; any regulatory uncertainty; the extent to which we continue to grow at an accelerated rate, which may prevent us from achieving profitability or positive cash flow at a company level (as determined in accordance with GAAP) for the foreseeable future; the fact that we have incurred a significant amount of debt and may in the future incur additional indebtedness; the extent to which the terms of our debt agreements limit our flexibility in operating our business; and the other factors, risks and uncertainties described in the Annual Report.

Contacts

Investor Relations:

Jason Harbes, CFA

Email: investorrelations@radiusglobal.com

Phone: 1-484-278-2667

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in USD thousands, except share and per share amounts)

	Successor		Predecessor
	Year ended December 31, 2021	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to February 9, 2020
Revenue	$103,609	$62,923	$6,836
Cost of service	2,493	619	34

Gross profit	101,116	62,304	6,802

Operating expenses:
Selling, general and administrative	73,154	60,565	4,344
Share-based compensation	15,802	83,421	—
Amortization and depreciation	64,440	43,005	2,584
Impairment - decommissions	2,998	1,975	530

Total operating expenses	156,394	188,966	7,458

Operating loss	(55,278)	(126,662)	(656)

Other income (expense):
Realized and unrealized gain (loss) on foreign currency debt	33,656	(40,434)	11,500
Interest expense, net	(47,365)	(25,201)	(3,623)
Other income (expense), net	(992)	1,916	(277)
Gain on extinguishment of debt	—	1,264	—

Total other income (expense), net	(14,701)	(62,455)	7,600

Income (loss) before income tax expense (benefit)	(69,979)	(189,117)	6,944
Income tax expense (benefit)	(327)	2,825	767

Net income (loss)	(69,652)	(191,942)	$6,177

Net loss attributable to noncontrolling interest	(4,757)	(9,851)

Net loss attributable to stockholders	(64,895)	(182,091)
Stock dividend payment to holders of Series A Founders Preferred Stock	(31,391)	—

Net loss attributable to common stockholders	$(96,286)	$(182,091)

Loss per common share:
Basic and diluted	$(1.35)	$(3.12)
Weighted average common shares outstanding:
Basic and diluted	71,083,353	58,425,000

See accompanying notes to condensed consolidated financial statements

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in USD thousands, except share and per share amounts)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$456,146	$99,896
Restricted cash	2,085	1,614
Trade receivables, net	7,933	7,829
Prepaid expenses and other current assets	20,685	17,352

Total current assets	486,849	126,691

Real property interests, net:
Right-of-use assets - finance leases, net	301,865	237,862
Telecom real property interests, net	1,174,186	851,529

Real property interests, net	1,476,051	1,089,391
Intangible assets, net	7,914	5,880
Property and equipment, net	1,789	1,382
Goodwill	80,509	80,509
Deferred tax asset	160	1,173
Restricted cash, long-term	173,962	113,938
Other long-term assets	9,701	9,266

Total assets	$2,236,935	$1,428,230

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$36,995	$30,854
Rent received in advance	24,485	19,587
Finance lease liabilities, current	10,567	9,920
Telecom real property interest liabilities, current	3,828	5,749

Total current liabilities	75,875	66,110
Finance lease liabilities	24,766	23,925
Telecom real property interest liabilities	12,884	11,813
Long-term debt, net of debt discount and deferred financing costs	1,272,225	728,473
Deferred tax liability	62,296	57,137
Other long-term liabilities	5,231	8,704

Total liabilities	1,453,277	896,162

Commitments and contingencies
Stockholders’ equity:
Series A Founder Preferred Stock, $0.0001 par value; 1,600,000 shares authorized; 1,600,000 shares issued and outstanding as of December 31, 2021 and 2020, respectively	—	—
Series B Founder Preferred Stock, $0.0001 par value; 1,386,033 shares authorized; 1,386,033 shares issued and outstanding as of December 31, 2021 and 2020, respectively	—	—
Class A Common Stock, $0.0001 par value; 1,590,000,000 shares authorized; 92,159,612 and 58,425,000 shares issued and outstanding as of December 31, 2021 and 2020, respectively	9	—
Class B Common Stock, $0.0001 par value; 200,000,000 shares authorized; 11,551,769 and 11,414,030 shares issued and outstanding as of December 31, 2021 and 2020, respectively	—	—
Additional paid-in capital	1,038,740	673,955
Accumulated other comprehensive income (loss)	(27,784)	15,768
Accumulated deficit	(278,132)	(213,237)

Total stockholders’ equity attributable to Radius Global Infrastructure, Inc.	732,833	476,486
Noncontrolling interest	50,825	55,582

Total liabilities and stockholders’ equity	$2,236,935	$1,428,230

See accompanying notes to condensed consolidated financial statements.

RADIUS GLOBAL INFRASTRUCTURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in USD thousands, except share and per share amounts)

	Successor		Predecessor
	Year ended December 31, 2021	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to February 9, 2020
Cash flows from operating activities:
Net income (loss)	$(69,652)	$(191,942)	$6,177
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization and depreciation	64,440	43,005	2,584
Amortization of finance lease and telecom real property interest liabilities discount	1,380	1,279	213
Impairment - decommissions	2,998	1,975	530
Realized and unrealized loss (gain) on foreign currency debt	(33,656)	40,434	(11,500)
Amortization of debt discount and deferred financing costs	1,923	192	280
Provision for bad debt expense	682	323	26
Share-based compensation	15,802	83,421	—
Deferred income taxes	(3,350)	(962)	339
Gain on extinguishment of debt	—	(1,264)	—
Change in assets and liabilities:
Trade receivables, net	(1,961)	(53)	(682)
Prepaid expenses and other assets	(6,485)	(5,911)	935
Accounts payable, accrued expenses and other long-term liabilities	7,201	(15,316)	(4,605)
Rent received in advance	6,184	2,282	2,251

Net cash used in operating activities	(14,494)	(42,537)	(3,452)

Cash flows from investing activities:
Cash paid in APW Acquisition, net of cash acquired	—	(277,065)	—
Investments in real property interests and related intangible assets	(469,725)	(175,665)	(5,064)
Advances on note receivable	—	(2,500)	(17,500)
Payments received on note receivable	—	20,000	—
Purchases of property and equipment	(987)	(1,049)	(40)

Net cash used in investing activities	(470,712)	(436,279)	(22,604)

Cash flows from financing activities:
Borrowings under debt agreements	587,735	163,720	—
Repayments of term loans and other debt	(237)	(48,065)	(250)
Purchase of capped call options	(33,221)	—	—
Debt issuance costs	(15,352)	(3,721)	—
Proceeds from issuance of common stock, net of issuance costs	191,461	—	—
Proceeds from exercises of stock options and warrants	188,871	—	—
Repayments of finance lease and telecom real property interest liabilities	(16,464)	(12,081)	(3,149)

Net cash provided by (used in) financing activities	902,793	99,853	(3,399)

Net change in cash and cash equivalents and restricted cash	417,587	(378,963)	(29,455)

Effect of change in foreign currency exchange rates on cash and restricted cash	(842)	5,783	(232)
Cash and cash equivalents and restricted cash at beginning of period	215,448	588,628	78,046

Cash and cash equivalents and restricted cash at end of period	$632,193	$215,448	$48,359

Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$41,659	$22,574	$4,684
Cash paid for income taxes	$2,321	$2,748	$1,112

See accompanying notes to condensed consolidated financial statements.

Non-GAAP Financial Measures

We identify certain additional financial measures not defined by GAAP that provide supplemental information we believe is useful to analysts and investors to evaluate our financial performance and ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income, gross profit and net cash provided by operating activities. These non-GAAP measures exclude the financial impact of items management does not consider in assessing our ongoing operating performance, and thereby facilitate review of our operating performance on a period-to-period basis.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP measures. EBITDA is defined as net income (loss) before net interest expense, income tax expense (benefit), and depreciation and amortization. Adjusted EBITDA is calculated by taking EBITDA and further adjusting for non-cash impairment—decommissions expense, realized and unrealized gains and losses on foreign currency debt, share-based compensation expense, realized and unrealized foreign exchange gains/losses associated with non-debt transactions and balances denominated in a currency other than the functional currency, nonrecurring expenses incurred in connection with the Domestication, transaction-related costs recorded in selling, general and administrative expenses incurred for incremental business acquisition pursuit (successful and unsuccessful) and related financing and integration activities, and nonrecurring severance costs included in selling, general and administrative expenses. Management believes the presentation of EBITDA and Adjusted EBITDA provides valuable additional information for users of the financial statements in assessing our financial condition and results of operations. Each of EBITDA and Adjusted EBITDA has important limitations as analytical tools because they exclude some, but not all, items that affect net income, therefore the calculation of these financial measures may be different from the calculations used by other companies and comparability may therefore be limited. You should not consider EBITDA, Adjusted EBITDA or any of our other non-GAAP financial measures as an alternative or substitute for our results.

The following are reconciliations of EBITDA and Adjusted EBITDA to net income (loss), the most comparable GAAP measure:

	Successor		Predecessor
(in thousands)	Year Ended December 31, 2021	Period from February 10, 2020 to December 31, 2020	Period from January 1, 2020 to February 9, 2020
(unaudited)
Net income (loss)	$(69,652)	$(191,942)	$6,177
Amortization and depreciation	64,440	43,005	2,584
Interest expense, net	47,365	25,201	3,623
Income tax expense (benefit)	(327)	2,825	767

EBITDA	41,826	(120,911)	13,151
Impairment - decommissions	2,998	1,975	530
Realized/unrealized loss (gain) on foreign currency debt	(33,656)	40,434	(11,500)
Share-based compensation expense	15,802	83,421	—
Non-cash foreign currency adjustments	2,430	615	523
Nonrecurring domestication and public company registration expenses	—	8,439	—
Transaction-related costs	1,836	1,860	—

Adjusted EBITDA	$31,236	$15,833	$2,704

Acquisition Capex

Acquisition Capex is a non-GAAP financial measure. Our payments for acquisitions of real property interests consist of either a one-time payment upon the acquisition or up-front payments with contractually committed payments made over a period of time, pursuant to each real property interest agreement. In all cases, we contractually acquire all rights associated with the underlying revenue-producing assets upon entering into the agreement to purchase the real property interest and records the related assets in the period of acquisition. Acquisition Capex therefore represents the total cash spent and committed to be spent for the acquisitions of revenue-producing assets during the period measured. Management believes the presentation of Acquisition Capex provides valuable additional information for users of the financial statements in assessing our financial performance and growth, as it is a comprehensive measure of our investments in the revenue-producing assets that we acquire in a given period. Acquisition Capex has important limitations as an analytical tool, because it excludes certain fixed and variable costs related to our selling, marketing, data accumulation, legal and underwriting activities included in selling, general and administrative expenses in the consolidated statements of operations, including corporate overhead expenses. Further, this financial measure may be different from calculations used by other companies and comparability may therefore be limited. You should not consider Acquisition Capex or any of the other non-GAAP measures we utilize as an alternative or substitute for our results.

The following is a reconciliation of Acquisition Capex to the amounts included as an investing cash flow in the consolidated statements of cash flows for investments in real property interests and related intangible assets, the most comparable GAAP measure, which generally represents up-front payments made in connection the acquisition of these assets during the period. The primary adjustment to the comparable GAAP measure is “committed contractual payments for investments in real property interests and intangible assets”, which represents the total amount of future payments that we were contractually committed to make in connection with our acquisitions of real property interests and intangible assets that occurred during the period. Additionally, foreign exchange translation adjustments impact the determination of Acquisition Capex.

	Successor		Predecessor
(in thousands)	Year Ended December 31, 2021	Period from February 10, 2020 - December 31, 2020	Period from January 1, 2020 - February 9, 2020
(unaudited)
Investments in real property interests and related intangible assets	$469,725	$175,665	$5,064
Committed contractual payments for investments in real property interests and intangible assets	21,162	30,073	1,533
Foreign exchange translation impacts and other	(16,899)	8,677	(262)

Acquisition Capex	$473,988	$214,415	$6,335

Annualized In-Place Rents

Annualized in-place rents is a non-GAAP measure that measures performance based on annualized contractual revenue from the rents expected to be collected on leases owned and acquired (“in place”) as of the measurement date. Annualized in-place rents is calculated using the implied monthly revenue from all revenue producing leases that are in place as of the measurement date multiplied by twelve. Implied monthly revenue for each lease is calculated based on the most recent rental payment under such lease. Management believes the presentation of annualized in-place rents provides valuable additional information for users of the financial statements in assessing our financial performance and growth. In particular, management believes the presentation of annualized in-place rents provides a measurement at the applicable point of time as opposed to revenue, which is recorded in the applicable period on revenue-producing assets in place as they are acquired. Annualized in-place rents has important limitations as an analytical tool because it is calculated at a particular moment in time, the measurement date, but implies an annualized amount of contractual revenue. As a result, following the measurement date, among other things, the underlying leases used in calculating the annualized in-place rents financial measure may be terminated, new leases may be acquired, or the contractual rents payable under such leases may not be collected. In these respects, among others, annualized in-place rents differs from “revenue”, which is the closest comparable GAAP measure and which represents all revenues (contractual or otherwise) earned over the applicable period. Revenue is recorded as earned over the period in which the lessee is given control over the use of the wireless communication sites or other digital infrastructure and recorded over the term of the lease. You should not consider annualized in-place rents or any of the other non-GAAP measures we utilize as an alternative or substitute for our results. The following is a comparison of annualized in-place rents to revenue, the most comparable GAAP measure:

	Successor		Predecessor
(in thousands)	Year Ended December 31, 2021	Period from February 10, 2020 - December 31, 2020	Period from January 1, 2020 - February 9, 2020
Revenue for year ended December 31	$103,609	$62,923	$6,836
Annualized in-place rents as of December 31	$117,924	$84,071